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                                  News Release

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                     Marvel & Toy Biz Sign Letter of Intent


         New York, N.Y., April 28, 1997 - Marvel Entertainment Group, Inc. (NYSE: MRV) and Toy Biz, Inc. (NYSE: TBZ) signed a letter of intent proposing a new plan of reorganization for Marvel and its subsidiaries.

         Under the plan announced today, Marvel's publishing and licensing businesses and Toy Biz would merge to form a new entity. Under the contemplated transaction, Toy Biz would merge with the Marvel character-based businesses and Marvel's secured lenders would receive in satisfaction of their claims (i) cash proceeds of a new $250 million term loan and a 5-year, $170 million note from the merged Marvel/Toy Biz, (ii) 28% of the equity of the merged Marvel/Toy Biz, and (iii) all of the stock of Marvel's Fleer/SkyBox and Panini subsidiaries.

         In addition, Marvel shareholders would receive two series of three-year warrants. The first series would entitle Marvel shareholders to acquire 7.5% of the common stock of the new Marvel/Toy Biz on a fully diluted basis with an exercise price based upon Marvel/Toy Biz having an enterprise value of $950 million. The second series would entitle Marvel shareholders to acquire an additional 5% of the common stock of Marvel/Toy Biz on a fully diluted basis with an exercise price based on Marvel/Toy Biz having an enterprise value of $1.1 billion.

         The proposed plan contemplates that the Marvel/Toy Biz transaction would be subject to higher or better offers through an auction process. Under the auction process, the minimum acceptable bid for the new Marvel/Toy Biz would be one that yields net cash proceeds (after payment of administrative expenses and amounts owed under the DIP credit facility) to Marvel's pre-petition secured lenders in an amount equal to approximately $430 million, and that yields to the stockholders of Toy Biz (other than Marvel) $285 million, or approximately $14 per share.

         As an alternative, notwithstanding the auction process described above, a bid may be accepted for Marvel's publishing and licensing businesses and its approximately 26.7% interest in Toy Biz in an amount at least sufficient to yield net cash proceeds (after payment of administrative expenses and amounts owed under the DIP credit facility) to Marvel's pre-petition secured lenders of approximately $430 million. In such instance, Toy Biz's

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shareholders  (other  than  Marvel)  would  receive a breakup fee of $7 million.

         Marvel's Fleer/SkyBox and Panini businesses will also be marketed and may be sold in a separate auction.

         Marvel also announced its intention to retain, subject to court approval, an investment banking firm to assist the company in identifying potential bidders and conducting the auctions.

         Marvel's lead lender, Chase Manhattan Bank, has indicated its support of this proposed plan.

         Scott Sassa, Chairman and CEO of Marvel, said: "This proposal paves the way for a plan that treats all parties as fairly as possible, and provides for an opportunity for the holding company bondholders and Marvel's equity holders to receive a recovery."

         Joseph M. Ahearn, CEO of Toy Biz, said: "We believe this plan is in the best interests of our shareholders and our business. Acquiring the Marvel character-based businesses presents great opportunities to expand our revenues by integrating Marvel media, licensing and publishing. Alternatively, our shareholders have the opportunity to receive a meaningful premium to the market." Mr. Ahearn said Dillon, Read & Co. Inc. would act as Toy Biz's financial advisor in these transactions.

         Completion of the transactions contemplated by the letter of intent is subject to, among other things, approval by the Marvel and Toy Biz boards, negotiation and execution of definitive documentation (including a plan), confirmation by the bankruptcy court, and approval of Toy Biz's shareholders.

         Contacts: For Marvel: Gary Fishman, of The Hudson Stone Group, 212-685-6890. For Toy Biz: Diane Perry, 212-704-8156 or Joe Kist, 212-704-8239,
both of Edelman Financial.

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